Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Levitt Corporation Amended and Restated 2003 Stock Incentive Plan of our reports dated March 15, 2006, with respect to the consolidated financial statements of Bluegreen Corporation, Bluegreen Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bluegreen Corporation incorporated by reference in the Levitt Corporation Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference.
/s/ Ernst & Young LLP
Miami, Florida
June 8, 2006